------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

   Silver, Thomas
--------------------------------------------------------------------------------
   (Last) (First) (Middle)

   3 Park Avenue
--------------------------------------------------------------------------------
   (Street)

    New York, New York  10016
--------------------------------------------------------------------------------
   (City) (State)  (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Dice Inc. -- Dice
================================================================================
3. IRS Identification Number of Reporting Person (if an entity) (voluntary)


================================================================================
4. Statement for Month/Year

   November 2001
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

                          Senior Vice President, Marketing
================================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [ X] Form filed by one Reporting Person
   [  ] Form filed by more than one Reporting Person

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
--------------------------------------------------------------------------------

                                                                                       4.
                                                                                       Securities Acquired (A) or
                                                              3.                       Disposed of (D)
                                                              Transaction              (Instr. 3, 4 and 5)
                                      2.                      Code                     -----------------------------
1.                                    Transaction             (Instr. 8)                                  (A)
Title of Security                     Date                    ------------             Amount             or      Price
(Instr. 3)                            (mm/dd/yy)               Code     V                                 (D)
------------------------------------------------------------------------------------------------------------------------------------
(1)  Common Stock                     11/16/01                P                        15,000             A       $0.95
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      Table I (cont.) -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------

                                     5.                      6. Owner-
                                     Amount of               ship
                                     Securities              Form:              7.
                                     Beneficially            Direct             Nature of
                                     Owned at End            (D) or             Indirect
1.                                   of Month                Indirect           Beneficial
Title of Security                    (Instr. 3               (I)                Ownership
(Instr. 3)                           and 4)                  (Instr.4)          (Instr. 4)
------------------------------------------------------------------------------------------------------------------
(1)  Common Stock                    45,000                  D
------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

                                                                                                     6.
                                                                                                     Date
                                                                      5.                             Exercisable and
                         2.                            4.             Number of Derivative           Expiration Date
1.                       Conversion or                 Transaction    Securities Acquired (A)        (Month/Day/Year)
Title of                 Exercise        3.            Code           or Disposed of (D)            ----------------
Derivative               Price of        Transaction   (Instr. 8)     (Instr. 3, 4 and 5)            Date          Expira-
Security                 Derivative      Date (Month/  ------         -----------------------        Exer-         tion
(Instr. 3)               Security        Day/Year)     Code    V      A)              (D)            cisable       Date
------------------------------------------------------------------------------------------------------------------------------------
(1)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Table II (cont.) -- Derivative Securities Acquired, Disposed of, or Beneficially
     Owned (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

                  7.
                  Title and Amount
                  of Underlying                                                    10.
                  Securities                                      9.               Ownership
                  (Instr. 3 and 4)                                Number of        Form of
                  ----------------                                Derivative       Derivative      11.
1.                                  Amount         8.             Securities       Security:       Nature of
Title of                            or             Price of       Beneficially     Direct (D)      Indirect
Derivative                          Number         Derivative     Owned            or              Beneficial
Security                            of             Security       at End of Month  Indirect (I)    Ownership
(Instr. 3)        Title             Shares         (Instr. 5)     (Instr.4)        (Instr. 4)      (Instr. 4)
--------------------------------------------------------------------------------------------------------------------

(1)
--------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
(1) Amount of Securities Beneficially Owned as of August 1, 2001

 /s/ Thomas Silver                                                12/4/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

SEC 1472  Note:  File three copies of this Form, one of which  must  be manually
(3-99)    signed.  If space is insufficient, see Instruction 6 for procedures.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.